Exhibit 19.1

Insider Trading Policy (“Policy”)
Last reviewed and approved by the Board on March 4, 2026
1.    PURPOSE AND SCOPE

Purpose of the Policy

This Policy is concerned with how we, as an issuer with securities registered with the Securities and Exchange Commission (“SEC”) under the Securities Exchange Act of 1934 (“Exchange Act”), protect and prevent the misuse of material non-public information, or “Inside Information” (discussed and defined below), of, about or relating to Signet Jewelers Limited (“Company”). We clarify who is and who is not an “Insider” for purposes of this Policy, who administers the Policy, how persons who do not ordinarily have inside information may become “Temporary Insiders” and how and when an officer, director or employee of the Company, or persons connected to them, may buy or sell Company securities.

The importance of the Policy cannot be over-emphasized. You are expected to know and comply fully with its contents. Violations of the Policy may be grounds for disciplinary action by the Company as well as possible civil or criminal sanctions. If you are in any doubt as to the application of the Policy to any use of Company information or dealing in the securities of the Company, you should contact the Corporate Secretary for guidance.

Scope

This Policy applies to all transactions in or transfers of Company securities by:

•all directors, officers and employees of the Company and all agents and consultants of the Company (“Company Personnel”); and
•immediate family members of Company Personnel, persons sharing the same household as Company Personnel, and any other persons whose transactions in Company securities are directed by, or subject to their influence or control (“Connected Persons”). Company Personnel are obligated to inform their Connected Persons of the requirements of this Policy and are personally responsible for their compliance with it.

In addition, this Policy applies to all repurchase transactions by the Company involving the Company’s securities as set forth under "Transactions by the Company."

The Corporate Secretary will administer this Policy. The Company’s Board of Directors, directly or through the Corporate Secretary, will enforce this Policy.

If you are in any doubt as to whether a particular proposed dealing is covered by the Policy, contact the Corporate Secretary.

Definitions

As used in this Policy:

“Insiders” are Company Personnel with Inside Information in the ordinary course of business.
“Temporary Insiders” are Company Personnel that do not have Inside Information during the ordinary course of business but that have such information for a Company transaction or other valid purpose. Only an Insider may request permission for an individual to be made a Temporary

Insider. The request may be reviewed and acted upon (clearance or denial) by the Corporate Secretary (or the Corporate Secretary’s designee). A person that becomes a Temporary Insider is subject to all provisions of this Policy as if such person was an Insider. When the transaction or purpose ends, the Corporate Secretary (or the Corporate Secretary’s designee) will notify the Temporary Insider of the change in status (i.e. no longer being a Temporary Insider).

“Designated Persons” include the following:

•All directors of the Company;
•All employees of the Company with a title of Vice President or above;
•Insiders;
•Temporary Insiders;
•Any such other persons as may be designated from time to time by the Corporate Secretary (or the Corporate Secretary’s designee); and
•Connected Persons of the foregoing individuals.

“Inside Information” is material, non-public information about the Company or directly regarding another publicly-traded company that was obtained in the course of Company Personnel’s involvement with the Company.

Information is “material” if a reasonable investor would consider it important in deciding whether to buy, hold or sell securities. This is a facts and circumstances test. It is not possible to define all types of information that ordinarily would be regarded as material, but they could include the following:

•information regarding a proposed acquisition or disposal by the Company of shares or assets;
•any take-over, tender offer or merger of or by the Company by or of another company;
•information about the Company’s financial position, trading, results, its expectation as to its performance, or any proposal to pay or not to pay a dividend;
•financial results inconsistent with consensus expectations of the investment community;
•the potential or actual gain or loss of a significant customer, supplier or purchaser;
•restructuring of the Company;
•borrowing activities (other than in the ordinary course of business);
•any information necessary to enable shareholders and the public to appraise the position of the Company and ensure a fair and orderly market in its securities;
•information about developments in the Company’s sphere of activity that are not public and that may, by virtue of the effect of those developments on its assets and liabilities or financial position or on the general course of its business, lead to changes in public views about the Company – or movements in the price of its securities;
•information about any proposed change in the Company’s capital structure, including the structure of any of its listed debt securities or declaration of a stock split;
•information about changes in major shareholdings in the Company;
•information relating to a purchase or proposed purchase by the Company of its own shares;
•material litigation, pending or threatened;
•a change in senior management, composition of the Board of Directors or independent auditor;
•information about any dealings in Company securities by Insiders or Connected Persons;
•information regarding a proposed transaction between the Company and any Director, Director nominee, executive officer or shareholder with a 5% beneficial ownership in the Company (including transactions with “associates” of such persons, which include Connected Persons, trustees of a trust of which the individual or such individual’s family is a beneficiary, and companies with which the individual is associated);
•impending bankruptcy, insolvency, restructuring or liquidity problems;

•security breaches, cyber-attacks, and other disruptions to the Company’s information technology; or
•internal or confidential data, analytics, algorithms, artificial intelligence outputs, or predictive models, whether generated internally or by third parties, that relate to the Company’s performance, risks, strategy, customers, suppliers, or prospects and are not generally available to the public.

Information is “non-public” when it is kept within the Company or shared in a limited, confidential manner to keep it from being generally available to the public or to investors. With respect to the latter point, this means that the Company provides such information to trusted professional advisers under a duty to protect such information and use it only for a specified purpose – such as lawyers, accountants and others under a duty to receive such information, use it for a valid purpose, and not misuse it.
Information becomes “generally available” or “public” once it has been disclosed broadly to the marketplace (such as by press release or a public filing with the SEC) and the public has had time to absorb the information fully. The Company takes the view that information should not be considered public and fully absorbed by the marketplace until one trading day has elapsed since the day on which the information was released. If, for example, the Company were to make an announcement on a Monday before 9:30 a.m. New York time, the information would not be deemed to be public until Tuesday. However, if the Company were to make an announcement on a Monday after 9:30 a.m. New York time, the information would not be deemed public until Wednesday.

“Shadow Trading” is the practice of an Insider trading shares of another company that is “economically linked” to the Company while in possession of Inside Information where such other company is economically linked to the Company as a customer, supplier, transaction counterparty, or other relationship such that the Inside Information would reasonably be expected to affect the market price of the other company’s securities.

“Trading” or a “transaction” for the purposes of this Policy is any direct or indirect purchase, sale, exercise, delivery or other transaction, gift or transfer in Company securities, including common shares, preferred shares, warrants, options and any other securities that the Company may issue, such as notes, bonds and convertible securities, as well as derivative securities relating to any of the Company's securities, whether or not issued by the Company, other than (1) Special Transactions (as defined below) and (2) Account Changes (as defined below).

“Tipping” is giving, passing or providing Inside Information to another person. The person giving the Inside Information is the “Tipper” and the recipient is the “Tippee”. A tip may come from an Insider or someone from outside the Company.

2.    INSIDER TRADING POLICY

Protecting Inside Information

Company Personnel (and Connected Persons who may have access to such information) may not do anything with Inside Information that is inconsistent with the law, this Policy and instructions from the Corporate Secretary. Inside Information must be subject to strict controls and safeguarded and must not be discussed, transmitted, or stored on unauthorized communication platforms.

Trading

It is illegal and a violation of this Policy for Company Personnel or Connected Persons to trade Company securities, or to engage in Shadow Trading while in possession of Inside Information.

Transactions that may appear to be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure) are not exempted from this Policy. The U.S. securities laws do not recognize such mitigating circumstances and, in any event, even the appearance of an improper transaction must be avoided to preserve your and the Company’s reputation for adhering to high standards of conduct.
See “Gifts and Other Transfers not Involving a Purchase or Sale” and “Transfers between Accounts” below for provisions applicable to gifts and other transactions that do not involve a purchase or sale.

Tipping

It is unlawful and a violation of this Policy for any Company Personnel to tip or, if such person receives a tip, to trade in the Company’s securities on the basis of that information or to share the information with others in violation of Company policy.

There are instances where it is necessary to pass Inside Information to an agent, consultant, lawyer, PR firm employee, audit firm employee or other advisor owing a duty of trust and confidence to the Company. This process is controlled, and all instances must be authorized by a member of the Signet Leadership Team, the Corporate Secretary or otherwise have the approval of legal counsel.

All disclosures of material non‑public information must comply with Regulation FD and the Company’s Public Communications and Regulation FD Policy. Only authorized Company spokespersons may communicate with analysts, investors, or the media regarding Company matters.

Consequences of Non-Compliance
Insider trading is a serious matter and the consequences of violation can be severe. Any person in breach of this Policy is subject to disciplinary action by the Company, up to and including termination of employment, and may be referred to the SEC.

The following penalties may apply to persons trading on Inside Information:

•a civil penalty of up to three times the profit gained or loss avoided;
•a criminal fine of up to US$5 million (no matter how small the profit);
•a jail term of up to 20 years;
•disgorgement of profits;
•a cease-and-desist order to stop the violation, and penalties for violations of such orders; and
•a bar from serving as an officer or director of the Company or any other public company filing reports with the SEC.

If a person with Inside Information tips another individual who then engages in insider trading, the Tipper may be subject to the same penalties as the person who engaged in the insider trading, even if the Tipper did not trade and did not profit from the trading.

The Company and every individual subject to the Policy may also be subject to severe penalties for failures to take appropriate steps to prevent illegal insider trading:

•a civil penalty not to exceed the greater of US$1 million or three times the profit gained or loss avoided as a result of the violation; and
•a criminal fine of up to US$25 million.

Reporting Violations

All Company Personnel have an obligation to report cases of suspected misconduct, including violations of the Policy, to the General Counsel or through the Company’s other reporting options, including the Company’s whistleblower procedures, so that the Company can investigate and take corrective action, as appropriate.

3.    TRANSACTIONS BY DESIGNATED PERSONS
All transactions in Company securities by Designated Persons are prohibited unless:

1.    Authorized under the Pre-clearance Procedure;
2.    Authorized under the Rule 10b5-1 pre-clearance procedure outlined below; or
3.    Considered a Special Transaction as outlined under Transactions in Company Plans below.

The trading prohibitions and restrictions in this Policy are in addition to other prohibitions or restrictions prescribed by laws and regulations, e.g., short-swing trading by executive officers, directors or 10% shareholders subject to Section 16 of the Exchange Act or sales of restricted securities in compliance with Rule 144 under the Securities Act of 1933 (“Securities Act”). Please ask the Corporate Secretary if you are uncertain whether other prohibitions or restrictions apply.
Blackout Periods

To ensure compliance with this Policy and applicable laws, the Company does not permit transactions in Company securities by Designated Persons during the following periods (“Blackout Periods”):

•the period commencing seven days before the end of the third Fiscal quarter and ending one full trading day after the annual earnings announcement;
•the period commencing seven days before the end of each of the first and second fiscal quarters and ending one full trading day after the corresponding quarterly results announcement; and
•any other period that any one of the Chairman, Chief Executive Officer, Chief Financial Officer or Corporate Secretary designates in writing to be a Blackout Period, including extensions of any of the above periods.

Temporary Insiders may be subject to different Blackout Periods as determined by the Corporate Secretary.
The purpose behind Blackout Periods is to help establish a diligent effort to avoid any improper transactions. There are no exceptions granted to anyone for effecting transactions during Blackout Periods.
Effecting a Transaction in Company Securities
Designated Persons may not engage in a transaction in Company securities during a Blackout Period or cause any person to do this (by tipping or other means). Designated Persons may engage in such transactions with prior written clearance at other times by completing the Form of Notification, discussed below under “Pre-Clearance Procedures,” if the person requesting pre-clearance does not at that time possess Inside Information and is not acting in any way to manipulate, directly or indirectly, the market in Company securities.
Normally, clearance will be possible, presuming the absence of Inside Information, during the first ten trading days following the end of a Blackout Period. Blackout Periods are particularly sensitive periods and particular attention must be paid to ensure that transactions in Company’s securities are made in accordance with this Policy and applicable laws and regulatory requirements. Designated Persons will, as any quarter progresses, be increasingly likely to possess Inside Information about the expected financial results for the quarter.
From time to time, the Company may notify some or all Designated Persons that trading in Company securities is suspended even though no Blackout Period is in effect. In such an event, no such Designated Person may engage in a transaction in Company securities and such Designated Person should not disclose to anyone the fact of such suspension of trading.
Each person is responsible at all times for compliance with this Policy. Trading in the Company’s securities outside of Blackout Periods should not be considered a “safe harbor” and all Company Personnel should use good judgment at all times.
It is emphasized that even at times that do not fall within Blackout Periods or if pre-clearance is received, any person possessing Inside Information should not engage in any transactions in the Company’s securities until such information has been released and absorbed by the market or is no longer material.
Pre-Clearance Procedures for Designated Persons
All Designated Persons and the Company must pre-clear their transactions in Company securities BEFORE placing an order to trade or otherwise effecting a transfer except for transactions under a Rule 10b5-1 trading instruction that has been entered into in accordance with applicable rules and this Policy and pre-cleared by the Company as discussed below under “Rule 10b5-1 Trading Instructions and Approvals”, and except as otherwise expressly permitted without pre-clearance as discussed below under “Other Transactions”.

Dealings by:	Require pre-clearance by:
Chairman	Chief Executive Officer and Corporate Secretary
Chief Executive Officer	Chairman and Corporate Secretary
Directors	Chairman and Corporate Secretary
Corporate Secretary	Chairman or Chief Executive Officer
Other Designated Persons	Chairman or Corporate Secretary

To apply for clearance, you must complete the Form of Notification set out in Schedule 1 to the Policy. The Form of Notification must be submitted to the Corporate Secretary a reasonable time prior to the date of the proposed transaction.
If, after receiving pre-clearance, the transaction does not occur on the date(s) proposed or date(s) approved by the Chief Executive Officer, Chairman or Corporate Secretary, as applicable, the requestor must reinstitute the pre-clearance process and a new Form of Notification must be submitted.
A record will be kept by the Company of Forms of Notification that have been submitted for pre-clearance.
Pre-clearance requests will not be considered or authorized during Blackout Periods, except for, subject to the discretion of the Corporate Secretary, pre-clearance requests for Bona Fide Gifts (as defined below). The Corporate Secretary (or the Corporate Secretary’s designee) may exercise discretion in determining whether to alert the requestor of the reason(s) for denial of pre-clearance, whether based on the pendency of a Blackout Period or any other reason.
As noted above, even if approval to trade pursuant to the pre-clearance process is obtained in writing, or pre-clearance is not required for a particular transaction under this Policy (see below),

the requestor (and/or any other related Connected Person) may NOT trade in Company securities if aware of Inside Information about the Company at the time the transaction occurs. You should notify the Corporate Secretary immediately if you receive Inside Information after you have received pre-clearance to trade, but before the transaction is effected, and refrain from undertaking the planned transaction.
This Policy does not require pre-clearance of transactions in any other company’s securities unless otherwise indicated in writing by the Corporate Secretary.
Post-trade, Gift or Other Transfer Notification Requirements for Executive Officers and Directors
In addition to the pre-clearance requirements described in Sections 4 and 5 below, Company Personnel subject to Section 16 of the Exchange Act must also notify the Corporate Secretary within one (1) business day after any transaction in Company securities, including any transaction effected pursuant to a Rule 10b5-1 trading instruction or any gift or other transfer of Company securities not involving a purchase or sale. This notification may be provided on the form set forth in Schedule 2 to this Policy.
4.    RULE 10B5-1 TRADING INSTRUCTIONS AND APPROVALS

Rule 10b5-1 Transactions

Transactions in Company securities executed by persons subject to this Policy pursuant to a pre-arranged securities trading plan or instruction in accordance with this Policy and satisfying the requirements of Rule 10b5-1 under the Exchange Act (“Rule 10b5-1 trading instruction”) are permitted under this Policy. Rule 10b5-1 provides an affirmative defense from liability under Section 10(b) and Rule 10b-5. In general, under Rule 10b5-1, a binding decision to trade must be made before a person relying upon this rule has or becomes aware of Inside Information, and the decision and the transaction must be made in good faith and not as part of a plan or scheme to evade the prohibitions against insider trading. The Rule 10b5-1 trading instruction must specify in advance the amount, pricing and timing of the transaction(s) in Company securities or delegate discretion to an independent third party. When adopting or modifying a Rule 10b5-1 trading instruction, the person must include in the plan a representation certifying: (i) that they are not aware of Inside Information regarding the Company or its securities, and (ii) that they are adopting the Rule 10b5-1 trading instruction in good faith. Once adopted or modified, the person who adopted or modified the 10b5-1 trading instruction must wait until the longer of (i) 90 days, or (ii) two (2) business days following the filing of the Company’s Form 10-Q or Form 10-K for the fiscal quarter in which the plan was adopted or modified (but in no event to exceed 120 days following plan adoption or modification) before trading may begin under the new or modified trading arrangement (the “Cooling-Off Period”), and may not exercise any influence over the amount of securities to be traded, the price at which they are traded or the date of any given trade. Generally, Rule 10b5-1 trading instructions are entered into with brokerage firms.
Persons subject to this Policy may modify or terminate early a Rule 10b5-1 trading instruction only in accordance with Rule 10b5-1 and when not in possession of or aware of Inside Information relating to the Company. Further, modifications to a Rule 10b5-1 trading plan to change the amount of securities to be traded, the price at which they are traded or the date of any given trade will be treated as a termination and adoption of a new Rule 10b5-1 trading plan, which is subject to a new Cooling-Off Period and pre-clearance requirement. Any modification or early termination of a Rule 10b5-1 trading plan could call into question whether that person had adopted the plan, or acted with respect to the plan, with the requisite good faith and/or had improperly exercised influence over the plan’s subsequent administration in determining whether the affirmative defense to insider trading liability under Rule 10b5-1 is applicable.

Notwithstanding compliance with the foregoing requirements, persons subject to Blackout Periods or Pre-Clearance Procedures are subject to additional requirements with respect to Rule 10b5-1 trading plans. Furthermore, transactions in Company securities executed pursuant to Rule 10b5-1 trading instructions continue to be subject to other laws and regulations (e.g., Section 16 under the Exchange Act and Rule 144 under the Securities Act). In addition, the Company is required to disclose in its SEC filings the material terms (other than pricing information) regarding the Rule 10b5-1 plans entered into by its directors and executive officers.
The Company may from time to time at its sole discretion impose or change requirements with respect to Rule 10b5-1 trading instructions, or prohibit such arrangements at any time, including to comply with applicable changes in law.
If you have any questions, you should contact your personal legal advisor or the Corporate Secretary.
Mandatory Pre-clearance of Rule 10b5-1 Trading Instructions
All persons must obtain pre-clearance prior to adopting, modifying or terminating (prior to expiration) any Rule 10b5-1 trading instruction relating to the Company’s securities. The persons authorized to provide pre-clearance are the key employees and Chairman as set forth in the table above.
To apply for pre-clearance, you must complete the Form of Notification set out in Schedule 3 of this Policy and send it, together with a copy of the proposed Rule 10b5-1 trading instruction (or proposed modification or termination), to the Corporate Secretary at least four (4) business days before the date of the proposed adoption, modification or termination. Pre-clearance requests for adoption, modification or early termination of a Rule 10b5-1 trading instruction will not be authorized during any Blackout Period or when you are aware of Inside Information relating to the Company.
If you receive pre-clearance, you must send a complete copy of the signed Rule 10b5-1 trading instruction (or, if applicable, documentation relating to modification or termination) to the Corporate Secretary within five (5) business days after it has been signed by the parties.
If, after receiving pre-clearance, the adoption, modification or termination of the Rule 10b5-1 trading plan does not occur on the date proposed, the requestor must reinstitute the pre-clearance process and complete a new Form of Notification.
As noted above, even if pre-clearance is obtained, persons subject to the Policy may not adopt, modify or early terminate a Rule 10b5-1 trading instruction when aware of Inside Information about the Company or during a Blackout Period. Modifications to a Rule 10b5-1 trading plan to change the amount of securities to be traded, the price at which they are traded or the date of any given trade will be treated as a termination and adoption of a new Rule 10b5-1 trading plan, which requires the completion of the pre-clearance process with respect to the “new” plan.
A record will be kept by the Company of Forms of Notification that have been submitted for pre-clearance.
The Corporate Secretary (or the Corporate Secretary’s designee) may exercise discretion in determining whether to alert the requestor of the reason(s) for denial of pre-clearance, whether based on the pendency of a Blackout Period or any other reason.
Rule 10b5-1 trading instructions for Insiders and Connected Persons subject to Section 16 of the Exchange Act must include a post-trade notification that complies with the Policy, as discussed above.

5.    OTHER TRANSACTIONS
Transactions under Company Plans
The following are considered “Special Transactions” under this Policy and are not subject to the pre-clearance requirements noted above or Blackout Periods:
•Share option exercises: Exercise of an employee share option acquired pursuant to a Company plan, and the exercise of a tax withholding right pursuant to which the Company withholds sufficient shares subject to such option to satisfy tax withholding requirements.
Note however that any market sale of the shares underlying an employee share option, including a cashless exercise of an option through a broker, is not considered a Special Transaction and is subject to the full restrictions and pre-clearance procedures imposed by this Policy.

•Restricted stock unit awards: Vesting of a time-based or performance-based restricted stock unit award and exercise of a tax withholding right pursuant to which the Company withholds sufficient shares to satisfy tax withholding requirements.
Note however that any market sale of shares received upon vesting of restricted stock units is not considered a Special Transaction and is subject to the full restrictions and pre-clearance procedures imposed by this Policy.
•401(k) Plan: Periodic contribution of money to the Company’s 401(k) plan pursuant to standard payroll deduction elections. However, any changes in any investment election regarding the Company’s securities are subject to trading restrictions under this Policy, other than ownership interests in mutual funds, exchange-traded funds, hedge funds or similar fund-like vehicles in which the holder of the interest has no ability, directly or indirectly, to direct or influence the purchase or sale of the fund’s securities.
Other similar purchases of Company securities from the Company or sales of Company securities to the Company, such as under an Employee Stock Purchase Plan or Sharesave Scheme, may also be considered special transactions permitted under this Policy during a Blackout Period, as determined by the Corporate Secretary in their absolute discretion.
Gifts and Other Transfers not Involving a Purchase or Sale
Gifts and other transfers not involving a purchase or sale are permitted by Company Personnel (subject in all cases to Pre-Clearance if involving a Designated Person) if the donor/transferor is not aware of Inside Information.
A Bona Fide Gift of Company securities involving Company Personnel may be permitted if the donor/transferor is aware of Inside Information, provided that the Company Personnel (whether or not a Designated Person) obtains pre-clearance for the Bona Fide Gift in accordance with the Pre-Clearance Procedures set forth in this Policy.
“Bona Fide Gift” is any gift or other transfer of Company securities where no consideration is received from the recipient, and it is not required or inspired by any legal duty or that is in any sense a payment to settle a debt or other obligation, and is not made with the thought of reward for past services or hope for future consideration.
Pre-clearance for a Bona Fide Gift may be provided, solely at the discretion of the Corporate Secretary (or other party required to provide pre-clearance under this Policy), after taking into account factors such as whether (1) the donee/transferee is Company Personnel (including a Connected Person) subject to this Policy, (2) the donee/transferee agrees not to sell the Company securities it receives until the Inside Information is no longer material or has been made public by the Company, and (3) the Company Personnel will gain an economic advantage.
Transfers between Accounts
A transfer of Company securities between a Designated Person’s accounts that are both controlled by such Designated Person and do not involve a purchase or sale or any other change in economic interest in the securities (such as moving shares from one brokerage account to another or from direct ownership to a brokerage account) are not restricted by this Policy and, in the case of a Designated Person, do not require pre-clearance.
Prohibited Transactions
The Company prohibits Company Personnel from engaging in short-term or speculative transactions in the Company’s securities, including but not limited to the following:
•Short-term trading: Short-term trading in Company securities by Company Personnel may be distracting and unduly focus on the Company’s short-term stock market performance instead of the Company’s long-term business objectives. For these reasons, Company Personnel are discouraged from purchasing Company securities in the open market and selling any Company securities of the same class during the six (6) months following the purchase (or vice versa). Note that transactions through Company Plans are not subject to this restriction. Company Personnel must also take reasonable steps to discourage Connected Persons from engaging in short-term trading.
•Short sales: Short sales of the Company’s securities evidence an expectation on the part of the seller that the securities will decline in value, and therefore signal to the market that the seller has no confidence in the Company or its short-term prospects. In addition, short sales may reduce the seller’s incentive to improve the Company’s performance. For these reasons, short sales of the Company’s securities are prohibited by this Policy. In addition, Section 16(c) of the Exchange Act prohibits directors and officers from engaging in short sales.
•On- or off-exchange options, warrants, convertibles or derivatives: A transaction in options is, in effect, a bet on the short-term movement of the Company’s stock and therefore creates the appearance that trading is or may be based on Inside Information. It may also be deemed to be manipulative under Section 10(b) and Rule 10b-5 of the Exchange Act. Transactions in these instruments may focus attention on short-term performance at the expense of the Company’s long-term objectives. Accordingly, transactions in these instruments are prohibited by this Policy. (Option positions arising from certain types of hedging transactions are governed by the section below captioned “Hedging transactions.”)
•Hedging transactions: Certain forms of hedging or monetization transactions, such as zero-cost collars and forward sale contracts, allow Company Personnel to lock in much of the value of their stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock. These transactions allow Company Personnel to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, Company Personnel may no longer have the same objectives as the Company’s other shareholders. Therefore, Company Personnel are prohibited from engaging in such transactions.
•Margin accounts and pledges:    Company Personnel and Connected Persons may not hold any Company securities in margin accounts and may not pledge such Company stock or other securities as collateral for loans or other obligations.

Post-Termination Transactions
While you will no longer be subject to this Policy or the Blackout Periods and pre-clearance requirements contained within this Policy, the insider trading laws continue to apply to your transactions in Company securities even after you have terminated employment, just as they would apply to any investor. If you are in possession of Inside Information when your employment terminates, you may not trade in Company securities until that information has become public or is no longer material.
6.    TRANSACTIONS BY THE COMPANY

From time to time, the Company may engage in transactions involving Signet securities, including share repurchases. It is the Company’s policy to comply with all applicable federal and state securities laws (including obtaining approvals by the Board of Directors or appropriate Committee, if required) when it is engaging in transactions involving Signet securities.

If you have any questions regarding the application of this Policy, please contact the Corporate Secretary.

SCHEDULE 1
SIGNET JEWELERS LIMITED FORM OF NOTIFICATION
REQUEST FOR CONSENT TO DEAL IN SIGNET SECURITIES

This Form of Notification must be submitted to the Corporate Secretary and authorized by him/her, the Chairman or the Chief Executive Officer, as applicable under the Insider Trading Policy (the “Policy”) before the proposed transaction is executed.

I hereby apply for clearance for the following dealing:

Title of Signet security: ........................................................................................................................................

Number of shares
(or principal amount of other securities):..............................................................................................................

Type of transaction
(e.g.purchase/sale):.............................................................................................................................................

Proposed date of transaction:..............................................................................................................................

Broker responsible for executing transaction
(or dealer/investment professional):....................................................................................................................

I certify that this request and any subsequent dealing shall fully comply with the Policy and that I will not transact in Signet securities while I am in possession of material non-public inside information. I acknowledge and understand that: 1) my transactions involving Signet securities involves risk of insider trading allegations; 2) receipt of clearance from the Corporate Secretary, Chairman or Chief Executive Officer, as the case may be, is not a defense to any civil violation or criminal offence committed under relevant laws, rules or regulations; and 3) my personal transactions involving Signet securities are outside of the scope of my employment and, in the event of an allegation of insider trading, Signet is not obligated to defend me or provide reimbursement for expenses in connection with my defense of such an allegation. I acknowledge that I have weighed the benefits and risks of transacting in Signet securities and have been given the opportunity to obtain professional legal advice before ultimately deciding to transact.

Signed:........................................................... Date:...............................................................

Print Name:.................................................... Print Job Title:.................................................

TO BE COMPLETED BY THE CORPORATE SECRETARY, CHAIRMAN OR CHIEF EXECUTIVE OFFICER, AS APPLICABLE, UNDER THE POLICY

I confirm receipt of the above Form of Notification. Clearance to deal is:

☐ Approved to proceed as set out above under the Policy.

☐ Denied and must not proceed because: .........................................................

Signed:......................................................... Date: .........................................................

Print Name:.................................................. Print Job Title: Corporate Secretary

Additional signature, if the Policy requires two persons to authorize pre-clearance:

Signed:......................................................... Date: .........................................................

Print Name:.................................................. Print Job Title:...................................................

SCHEDULE 2

SIGNET JEWELERS LIMITED
NOTICE OF DEALING

Notification by an executive officer or director subject to Section 16 of the Securities Exchange Act of 1934, as amended, or by their Connected Person of dealings in securities of Signet Jewelers Limited.

To:    Corporate Secretary
Signet Jewelers Limited

Date of Event	Type of Dealing (e.g. sale, purchase, exercise, conversion, gift)	Number of Shares	Price of Consideration (if applicable)	Person Dealing	Relationship with Section 16 Person	Name of Registered Holder

Dated............................................................. Signed...............................................................

Name of Section 16 executive officer or director or related Connected

Person ..................................................................................

Title of Section 16 executive officer or director .............................................................

Relationship of Connected Person to Section 16 executive officer or director

.............................................................

This Form must be sent to the Corporate Secretary forthwith on confirmation of the transaction taking place.

SCHEDULE 3

SIGNET JEWELERS LIMITED
REQUEST RELATING TO RULE 10b5-1 TRADING INSTRUCTIONS

This Form of Notification must be submitted to the Corporate Secretary, and authorized, before any Rule 10b5-1 trading instructions are adopted, modified, suspended or terminated early.

To:    Corporate Secretary, Signet Jewelers Limited

1.     I hereby apply for clearance for the following (check one):

☐ Adoption of Rule 10b5-1 trading instructions
☐ Modification of Rule 10b5-1 trading instructions
☐ Termination of Rule 10b5-1 trading instructions (prior to expiration date)

2.    Attached is a copy of the proposed Rule 10b5-1 trading instructions (or, as applicable, proposed documentation relating to the modification, suspension or termination of an instruction) that is complete except for omitting the date on which the plan/ documentation is to be entered into, signatures of the parties, and the following information (insert nature of omitted information):......................................................

Note: The proposed Rule 10b5-1 trading instruction/documentation submitted with this request must not omit any trade instruction details or required certifications.

3.    Proposed date of adoption, modification or early termination: ............................

4.    Broker-Dealer/Investment Professional Responsible For Executing Transactions Pursuant to Rule 10b5-1 trading instructions (including contact information):
………………….................................................................................................................

5.    I agree that if I receive clearance, I will make no changes to the proposed Rule 10b5-1 trading instructions (or, as applicable, proposed documentation relating to the modification, suspension or termination of an instruction) except for including the omitted information identified in #2 above.

6.    I agree that if I receive clearance, I will send a complete copy of the signed Rule 10b5-1 trading instruction (or, if applicable, documentation relating to modification or termination) to the Corporate Secretary within five (5) business days after it has been signed by the parties thereto.

I certify that this request and any dealing in Signet securities contemplated by the Rule 10b5-1 trading instructions shall be done in good faith and comply fully with Signet’s Insider Trading Policy (the “Policy”) and that I will not adopt, alter, suspend or terminate Rule 10b5-1 trading instructions while I am in possession of material non-public inside information. I acknowledge and understand that: 1) my transactions involving Signet securities, and the adoption, modification, suspension or termination of Rule 10b5-1 trading instructions involves risk of insider trading allegations; 2) receipt of clearance from the Corporate Secretary, Chairman or Chief Executive Officer, as the case may be, to adopt, modify, suspend or terminate Rule 10b5-1 trading instructions is not a defense to any civil violation or criminal offence committed under relevant laws, rules or regulations; and 3) my personal transactions involving Signet securities, including the adoption, modification, suspension or termination of Rule 10b5-1 trading instructions, are outside of the scope of my employment and, in the event of an allegation of insider trading, Signet is not obligated to defend me or provide reimbursement for expenses in connection with my defense of such an allegation. I acknowledge that I have weighed the benefits and risks of transacting in Signet securities and have been and will be given the opportunity to obtain professional legal advice before ultimately deciding to adopt, modify, suspend or terminate Rule 10b5-1 trading instructions, as the case may be.

Signed........................................................... Date............................................................

Print Name.................................................... Print Job Title.................................................

APPROVAL OR DENIAL RELATING TO RULE 10b5-1 TRADING INSTRUCTION

I confirm receipt of the above notification. Clearance for the proposed Rule 10b5-1 trading instruction (or, as applicable, proposed documentation relating to the modification, suspension or early termination of an instruction) is:

☐    Approved for you to proceed as set out above under the Policy.

or

☐ Denied, and you must not proceed, because:
.......................................................................................................................................
Note: An explanation for denial need not be provided.

Signed.........................................................

Date................................................................

Print Name.................................................. Print Job Title...................................................

Additional signature, if Policy requires two persons to authorize pre-clearance

Signed.........................................................

Date................................................................

Print Name.................................................. Print Job Title...................................................

Note:    The giving of clearance is not a defense to any civil violation or criminal offence that may be committed under relevant laws, rules or regulations.

To:    Corporate Secretary
    Signet Jewelers Limited
    375 Ghent Road
    Akron, OH 44333
    U.S.A.

Signet Jewelers Limited

Insider Trading Policy (the “Policy”)

I confirm that I have received, read and fully understand the Company’s Policy. I further confirm that I will comply fully with my obligations under the Policy and agree to be bound by its terms.

Signature:    .............................................................

Print Name:    .............................................................

Print Job Title:    .............................................................

Date:        .............................................................